Exhibit 10.2 Summary in English Language of the Contract of services entered between Strateco Resources Inc. and BBH Géo-Management Inc., as of August 1st, 2008

Strateco Resources Inc. (“Strateco”) in order to conduct exploration work on its mining properties signed a contract to retain the following services of BBH Géo-Management Inc. (“BBH”) on July 13, 2000, it has renewed the Agreement on August 1, 2002, August 1, 2005 and amended said Agreement as of April 1, 2007 before to renew it once more on August 1, 2008:

Strateco has renewed a three-year services agreement dated August 1, 2008 with BBH, a related company of which an officer and director, Mr. Guy Hébert, is also an officer and director of Strateco. The agreement provides for BBH to manage the exploration works to be conducted by Strateco.

The purposes of this Contract of services are the following:

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Use of BBH’s offices and equipment (for a monthly charge of CA$5,200; a monthly increase of CA$2,000 was applied following the increase in the size of office space); Management fees of 5% on all costs related to exploration and development programs and purchases related to the Matoush property; These costs and fees are to be revised by the parties in the case where Strateco would enter into production.

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Management fees of 10% on all costs related to exploration and development programs on the other properties: Eclat, Pacific Bay-Matoush, Mistassini, Apple and other future properties, and of 5% on all purchases related to exploration projects and option agreements on the Eclat, Pacific Bay-Matoush, Mistassini, Apple and other future properties; These costs and fees are to be revised by the parties in the case where Strateco would enter into production.

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Management, administration, accounting and legal services;

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Consulting services, including geology;

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Relations with investors and regulatory authorities;

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Identification of sources of financing.

The fees payable to BBH, approved by the Board of directors of Strateco in the absence of Mr. Guy Hébert, are equivalent to the fees that Strateco would otherwise have paid to a third, arm’s length party in the industry.

Fees for the personal of administration, geological consultants, accounting personal, legal services and other personal provided by BBH to render services to Strateco, are to be paid twice a month by Strateco at the hourly rate of salary paid by BBH multiplied by 1.85 for each day worked. BBH is to be considered at all times and for all purposes and laws applicable in Québec and Canada, the only employer for the personnel rendering services to Strateco. No management fees are charged on fees of personnel.

The Contract of services also provides fees for the use of vehicles required for exploration and location and use of photocopy equipment. BBH also bills Strateco an amount of $265 per month for use of a BBH vehicle by the president of Strateco.

This contract of services expires on July 31, 2011.